EXPLANATION AND WAIVER OF RIGHTS
                        REGARDING CONFESSION OF JUDGMENT


Lender 1:         First Union National Bank
                  (successor by merger to CoreStates Bank, N.A.)
                  30 N. 3rd Street
                  P. O. Box 1071
                  Harrisburg, PA  17108

Lender 2:         Mellon Bank, N.A.
                  10 South Second Street
                  Harrisburg, PA  17101-1010

Lender 3:         PNC Bank, National Association
                  4242 Carlisle Pike
                  Camphill, PA  17011

Lender 4:         NationsBank, N.A.
                  1901 Main Street, 3rd Floor
                  Columbia, SC  29201



     On the date hereof, THE JPM COMPANY (the "Obligor") is signing and delivering the following:

          that certain Amended and Restated Revolver Note in the principal amount of $26,250,000.00 payable to First Union National Bank (successor by merger to CoreStates Bank, N. A.) ("Lender 1");

          that certain Amended and Restated Revolver Note in the principal amount of $17,500,000.00 payable to Mellon Bank, N. A. ("Lender 2");

          that certain Amended and Restated Revolver Note in the principal amount of $11,666,667.00 payable to PNC Bank, National Association ("Lender 3'); and

          that certain Amended and Restated Revolver Note in the principal amount of $14,583,333.00 payable to NationsBank, N. A. ("Lender 4").

Lender 1, Lender 2, Lender 3 and Lender 4 will be referred to collectively as the "Lenders" and the above referenced Amended and Restated Revolver Notes will be referred to collectively as the "Obligation." The Obligor has been advised by the Lenders and by the Obligor's legal counsel that the Obligation contains a clause that provides that the Lenders may confess judgment against the Obligor. The Obligor has read the Obligation and clearly and specifically understands that by signing the Obligation which contains such confession of judgment clause:

     The Obligor is authorizing the Lenders to enter a judgment against the Obligor and in favor of the Lenders, which will give, inter alia, the Lenders a lien upon any real estate which the Obligor may own in any county where the judgment is entered;

     The Obligor is giving up an important right to any notice or opportunity for a hearing before the entry of this judgment on the records of the Court;

     The Obligor is agreeing that the Lenders may enter the judgment and understands that the Obligor will be unable to contest the validity of the judgment, should the Lender enter it, unless the Obligor successfully challenges entry of the judgment through a petition to open or strike the judgment, which will require the Obligor to retain counsel at the Obligor's expense;

     The Obligor is giving up an important right to any notice or opportunity for a hearing before the Lenders may request and use the power of the state government to deprive the Obligor of its property pursuant to the judgment by seizing or having the Sheriff or other official seize the Obligor's bank accounts, inventory, equipment, furnishings, or any other personal property that the Obligor may own, to satisfy the Obligation; and

     The Obligor may be immediately deprived of the use of any property that is seized by the Lenders pursuant to the judgment without notice or a hearing, and the procedural rules do not guarantee that the Obligor will receive a prompt hearing after the Obligor's property is seized.

     The Obligor knows and understands that it is the confession of judgment clause in the Obligation which gives the Lenders the rights described in subparagraphs (a) through (e) of paragraph 1 above.

     Fully and completely understanding the rights which are being given up if the Obligor signs the Obligation containing the confession of judgment, the Obligor nevertheless freely, knowingly and voluntarily waives said rights and chooses to sign the Obligation.

     The Obligor acknowledges that the proceeds of the Obligation are to be used for business purposes.

Dated this         day of December, 1998.


THE OBLIGOR HAS READ THIS EXPLANATION AND WAIVER PRIOR TO SIGNING THE OBLIGATION AND FULLY UNDERSTANDS ITS CONTENTS.

                       THE JPM COMPANY

                       By:
                       Name/Title: